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Emma Jo Kauffman

(615) 855-5525

DOLLAR GENERAL REPORTS INCREASED NOVEMBER SALES;

OPENS 72 NEW STORES

GOODLETTSVILLE, Tenn. – December 2, 2004 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the four-week period ended November 26, 2004, equaled $643.5 million compared with $575.4 million last year, an increase of 11.8 percent. Same-store sales for the November period increased 3.4 percent.  The average customer purchase in November was approximately $8.99 compared to $8.90 in the same period last year.  Customer transactions in same-stores increased approximately 3.0 percent.

November sales by major merchandise category were as follows:

	FY 2004	FY 2003	Est. Same-Store
	Percent of Sales	Percent of Sales	Sales Change
Highly Consumable	62%	58%	+9%
Seasonal	17%	19%	-6%
Home Products	12%	13%	-4%
Basic Clothing	9%	10%	-5%

For the 43 weeks ended November 26, 2004, Dollar General total retail sales increased 11.4 percent to $6.1 billion from $5.5 billion in the same period a year ago.  Same-store sales for the 43 weeks increased 3.3 percent.

New Store Openings

The Company opened 70 Dollar General stores and two Dollar General Markets during the four-week period ended November 26, 2004.  The Company closed five Dollar General stores during the period.  Year-to-date, the Company has opened 703 Dollar General stores and eight Dollar General Markets and has closed 87 Dollar General stores.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 7,324 neighborhood stores as of November 26, 2004.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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